EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-172084 on Form S-4 of our report dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of Nicor Inc. and subsidiaries, and the effectiveness of Nicor Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Nicor Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 8, 2011